Apollo Group, Inc. News Release
APOLLO GROUP, INC. APPOINTS DR. ANN KIRSCHNER AS NEWEST BOARD MEMBER
Phoenix, Arizona, October 22, 2007 – Apollo Group, Inc. (Nasdaq:APOL) today announced the appointment of Dr. Ann Kirschner, University Dean of Macaulay Honors College of The City University of New York, to its Board of Directors effective November 1, 2007.
“We are pleased that Ann has agreed to join our board. The Company will benefit greatly from Ann’s unique blend of strong academics and business experience,” said John Sperling, acting Executive Chairman of Apollo Group, Inc. “Ann, along with the rest of the board will provide invaluable guidance as we strive to meet our long-term growth objectives and continue to create value for our shareholders.”
Dr. Ann Kirschner, 56, is a distinguished innovator in higher education administration and management. As president of Comma Communications, she specialized in strategic planning for public and private universities and education companies. In 2006 she was named University Dean of Macaulay Honors College of The City University of New York. Her previous career as an entrepreneur in media and technology included founding Fathom, an online knowledge network, in association with Columbia University, the London School of Economics, the New York Public Library, the Natural History Museum, Cambridge University Press, and other educational and cultural institutions around the world. She also created NFL SUNDAY TICKET and NFL.COM for the National Football League. A frequent contributor to conferences and publications, Dr. Kirschner was named one of New York Magazine’s “Millennium New Yorkers” and honored as a distinguished graduate of Princeton University. She serves on the Board of Directors of Public Agenda, the Jewish Women’s Archive, Open University of Israel, the Princeton University Graduate School Council, and MOUSE.  Until recently, she served on the board of Topps (TOPP).
Dr. Kirschner is the author of SALA’S GIFT (Simon and Schuster/Free Press, 2006), the story of her mother’s wartime rescue of letters from Nazi labor camps, soon to be available in German, Polish, Italian, and Chinese translations. The original letters are in the permanent collection of the New York Public Library, and are the subject of a traveling exhibit in the United States and Europe, a theatrical play, and a documentary film.
A Whiting Fellow in the Humanities, Dr. Kirschner received her Ph.D. in English literature from Princeton University, an M.A. from the University of Virginia, and a B.A. from the State University of New York at Buffalo.
In addition to Ann Kirschner, the current members of the Company’s Board of Directors are: John Sperling, acting Executive Chairman; Brian Mueller, President; Greg Cappelli, Executive Vice President, Global Strategy and Assistant to the Executive Chairman; Peter Sperling, Senior Vice President and Secretary; Dino DeConcini, Vice President and Senior Associate of Project International, Inc.; Roy Herberger, President Emeritus of Thunderbird, School of Global Management; Sue Redman, Senior Vice President and Chief Financial Officer, Texas A&M University, James Reis, Executive Vice President of GAINSCO, INC.; and George Zimmer, Founder, CEO and Chairman of Men’s Wearhouse, Inc.

About Apollo Group, Inc.
     Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services at high school, college and graduate levels at 259 locations in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico and The Netherlands; as well as online throughout the world.
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.
Investor Relations Contact: Allyson Pooley ~ Integrated Corporate Relations ~ 310-954-1100 ~
Allyson.Pooley@icrinc.com
Company Contact: Janess Pasinski ~Apollo Group, Inc. ~ 480-557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact: Christie Lowey ~ CKPR ~ 602-417-0672 ~ clowey@ckpr.biz